Exhibit 10.44

PERFORMANCE SHARE UNIT AGREEMENT
UNDER THE
CATALENT, INC.
2014 OMNIBUS INCENTIVE PLAN
(Performance Period commencing on July 1, 2018 and ending on June 30, 2021)
Pursuant to the Performance Share Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Share Unit Agreement (this “Agreement”), and the Plan, Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement have the meaning set forth in the Plan or the Grant Notice, as applicable.

(a)Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b)    Performance Period. The term “Performance Period” means the period commencing on July 1, 2018 and ending on June 30, 2021.
(c)    Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.
(d)    Plan. The term “Plan” means the 2014 Omnibus Incentive Plan, as in effect from time to time.
(e)    Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 10 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.
(f)    Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of his or her intention to retire.
(g)    Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason
2.Grant of Performance Share Units. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the EPS and RTSR Target Number of Performance Share Units provided in the Grant Notice.

3.    Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice and the Plan, the Performance Share Units shall vest as provided in Exhibit A, except as otherwise set forth in Section 6 of this Agreement. With respect to any Performance Share Unit, the period during which such Performance Share Unit remains subject to vesting requirements shall be its Restricted Period.
4.    Dividend Equivalents. The Company will credit Performance Share Units with dividend equivalent payments following the payment by the Company of dividends on shares of Common Stock. The Company will

Exhibit 10.44

provide such dividend equivalents in shares of Common Stock having a Fair Market Value per Performance Share Unit, as of the date of such dividend payment, equal to the per-share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Performance Share Units are settled in accordance with Section 5 below. In the event that any Performance Share Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Performance Share Units.
5.    Settlement of Performance Share Units. Following expiration of the Restricted Period with respect to any outstanding Performance Share Unit not previously forfeited in accordance with Exhibit A or Section 6 below, or, as applicable, with respect to any Converted RSUs (as defined in Exhibit A), the Company shall issue to the Participant by no later than the ninetieth (90th) day following the end of the Performance Period one share of Common Stock for such Performance Share Unit or Converted RSU. Notwithstanding the foregoing, the Performance Share Units, or, as applicable, the Converted Units may be settled at a different time in the circumstances set forth in Section 6(b) and Section 6(d) below, as well as in Section 2(b) of Exhibit A.

6.Treatment on Termination.

(a)    Subject to clauses (b) - (d) below, if the Participant incurs a Termination prior to the Regular Vesting Date (as defined on Exhibit A), (i) the Participant’s Performance Share Units shall cease vesting and (ii) the Participant shall forfeit all unvested Performance Share Units to the Company for no consideration as of the Termination Date.
(b)    Death. If the Participant incurs a Termination due to death, the EPS Target Number of Performance Share Units and the RTSR Target Number of Performance Share Units or the number of Converted RSUs to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, become fully vested, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration. Settlement of such vested Performance Share Units (or Converted RSUs) shall be made within ninety (90) days of the date of the Participant’s death, or at such later time as permitted under Section 409A.
(c)    Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the number of Performance Share Units as determined in accordance with Exhibit A, or the number of Converted RSUs to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in Exhibit A as if the Participant had continued Employment through the Regular Vesting Date, subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 of this Agreement and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date; provided, however, in the case of a Termination due to Retirement, the number of Performance Share Units, if any, that shall vest shall be the number determined in accordance with Exhibit A and then multiplied by a fraction, the numerator of which is equal to the number of days between and including the first day of the Performance Period and the date the Participant incurs a Termination due to Retirement and the denominator of which is 1095 (the “Retirement Fraction”). Upon the Regular Vesting Date, the Restricted Period shall expire with respect to the Retirement Fraction of the Performance Share Units (or the Converted Units), and the Participant will immediately forfeit the remaining fraction of the unvested Performance Share Units (or the Converted Units) to the Company for no consideration.
(d)    Change in Control. In the event of a Change in Control, if the Participant incurs a Termination by the Service Recipient without Cause prior to the Regular Vesting Date, the number of Converted RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Restricted Period shall expire. Subject to Section 14(t)(i) and (ii) of the Plan, settlement of such Converted RSUs shall be made within ninety (90) days of the date of the Participant’s Termination.

7.    Non-Transferability. The Performance Share Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Performance Share Units may be transferred by

Exhibit 10.44

will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Performance Share Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Performance Share Units shall be forfeited and become of no further effect.
8.    Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Share Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Share Unit unless and until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.
9.    Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Share Units and any shares of Common Stock issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Share Units and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.
10.    Restrictive Covenants.
(a)    To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 10 shall not apply.

(b)    Competitive Activity
To the extent a Participant lives in a jurisdiction where restrictive covenants are void as against public policy, Section 10(b) of this Agreement shall be considered deleted from and therefore not part of this Agreement.

i.The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:
(I)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any individual, person, firm, part-nership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:

Exhibit 10.44

(1)	with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;

(2)
with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or

(3)	for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.

(II)    During the Restricted Activity Period, the Participant will not directly or indirectly:

(1)
engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product  or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)
interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.

Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.
(III)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or

(2)
hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left such Employment coincident with, or within six (6) months prior to or after, the Termination Date; provided, however,

Exhibit 10.44

that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.

(IV)    During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.
(i)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 10(b).

(c)    Confidentiality
(i)    The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)    Notwithstanding anything to the contrary in Section 10(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 10(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.
(iii)    Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided that the Participant may disclose to any prospective future employer the provisions of Section 10 of this Agreement provided such prospective future employer agrees to maintain the confidentiality of such terms.
(iv)    Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company

Exhibit 10.44

property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(v)     Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets where such disclosure is expressly allowed by 18 U.S.C. § 1833(b).
(d)    Equitable Relief.

Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.
11.    Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as in this Agreement provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
12.    Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated in this Agreement by reference and made a part of this Agreement; provided, however, that if the Participant is subject to Section 16 of the Exchange Act then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of any required withholding taxes in respect of the Performance Share Units in cash, and in the absence of Participant’s timely election, the Company will withhold in shares of Common Stock upon the relevant tax withholding event.
13.    No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Performance Share Units that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.
14.    No Advice Regarding Grant. The Company is neither providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s

Exhibit 10.44

acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
15.    Data Privacy. Where required by applicable law, the Participant hereby explicitly and unambiguously consent to the collection, use and transfer, where required by applicable law, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share Unit grant material by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Service Recipient, the Company and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any share of Common Stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data may be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 16, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Performance Share Units or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

Finally, the Participant understands that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company or the Service Recipient, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Service Recipient that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Service Recipient.

Exhibit 10.44

16.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.
17.    Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.
18.    Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of federal and state courts located in Somerset County, New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.
19.    Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.
20.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.    Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Performance Share Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing
22.    Section 409A of the Code. It is intended that the Performance Share Units be compliant with Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Performance Share Unit Agreement shall be interpreted, construed and operated to reflect such intent. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that the Performance Share Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Performance Share Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

23.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which shares of Common Stock are listed, and in applicable jurisdictions, including but not limited to the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Performance Share Units) or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Further, the Participant could be prohibited from (i) disclosing the

Exhibit 10.44

inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges he or she is responsible for complying with any applicable restrictions and is encouraged to speak to his or her personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in the Participant’s country.
24.    Entire Agreement; Miscellaneous. This Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Share Units. This Agreement, the Grant Notice and the Plan supersede any prior agreements, commitments or negotiations concerning the Performance Share Units. The headings used in this Agreement, including without limitation Exhibit A, are for convenience only and shall not affect its interpretation.

Exhibit 10.44

Exhibit A to Performance Share Unit Agreement

1.    Vesting. Except as otherwise expressly provided in Section 6 of the Agreement, provided the Participant has not incurred a Termination on or prior to the Regular Vesting Date, the Performance Share Units granted under the Grant Notice to which this Agreement relates shall vest upon the date on which the Committee determines and certifies, as applicable, the attainment level of both the EPS Performance Percentage and the RTSR Performance Percentage (the “Regular Vesting Date”) with respect to the period commencing on July 1, 2018 and ending on June 30, 2021 (the “Performance Period”), in each case, as of the last day of the Performance Period, which determination shall be made no later than the seventy-fifth (75th) day following the end of the Performance Period. As determined by the Committee, the number of Performance Share Units, if any, in which the Participant vests shall be equal to the sum of (a) the product of (i) the EPS Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the EPS Performance Percentage, plus (b) the product of (i) the RTSR Target Number of Performance Share Units (as set forth in the Grant Notice) and (ii) the RTSR Performance Percentage. Upon the Regular Vesting Date, the Restricted Period shall expire and any vested Performance Share Units shall be settled in accordance with Section 5 of the Agreement. Any Performance Share Units that do not become vested in accordance with this Exhibit A (to the extent not previously forfeited pursuant to Section 6 of the Agreement) shall, effective as of the Regular Vesting Date, be forfeited by the Participant without consideration.

2.    Change in Control. Notwithstanding Section 1 of this Exhibit A, the following shall apply in connection with a Change in Control:
(a)    In the event of a Change in Control prior to the last day of the Performance Period, to the extent the stock of the acquiring or successor entity is publicly traded and the Performance Shares Units are assumed, continued or substituted, the Performance Share Units shall be converted, immediately prior to the Change in Control, to a number of time-based Restricted Stock Units equal to the sum of (A) the EPS Target Number of Performance Share Units, and (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment level of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control (the “Converted RSUs”). The Converted RSUs shall be eligible to vest based on the Participant’s continued Employment through the Regular Vesting Date (which, for purposes of the Converted RSUs, shall be the last day of the Performance Period), except as otherwise provided in Section 6(b) - (d) of the Agreement. Provided that the Participant has not incurred a Termination prior to the Regular Vesting Date (subject to Section 6(b) - (d) of the Agreement), the Restricted Period with respect to the Converted RSUs shall expire upon the Regular Vesting Date and any vested Converted RSUs shall be settled in accordance with Section 5 of the Agreement.
(b)    In the event of a Change in Control prior to the last day of the Performance Period, to the extent the acquiring or successor entity does not assume, continue or substitute the Performance Share Units or the stock of the acquiring or successor entity is not publicly traded, the Performance Share Units shall be replaced with a right to receive, within thirty (30) days following the date of the Change in Control, a cash payment equal to the sum of (i) the product of (A) the Per Share Cash Amount, multiplied by (B) the EPS Target Number of Performance Share Units, and (ii) the product of (A) the Per Share Cash Amount, multiplied by (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Share Units, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Share Units that would become eligible to vest based on the attainment of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control. The “Per Share Cash Amount” for purposes of this Section 2(b) means an amount equal to the sum of (I) the average of the closing price of the Common Stock for the 20 trading days immediately preceding the date of the Change in Control and (II) any cash dividend payable on a share of Common Stock during the 20 trading-day period described in the foregoing. If settlement of the Performance Share Units may not be made within the period specified in this Section 2(b) due to the limitation in Section 14(t)(iii)(A) of the Plan, such settlement shall be made in accordance with Section 5 of the Agreement.

Exhibit 10.44

(c)    In the event of a Change in Control on or after the last day of the Performance Period but prior to the settlement of such Performance Share Units in shares of Common Stock in accordance with this Agreement, the Participant shall receive whatever a stockholder of shares of Common Stock equal in number to the settlement amount (determined in accordance with Section 1 of this Exhibit A) would have been eligible to receive due to such Change in Control, with such settlement occurring in accordance with Section 5 of the Agreement.
(d)    Any Performance Share Unit that does not vest or become Converted RSUs, as applicable, shall immediately be forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.
3.    Earning Per Share Performance Goal

For purposes of this Agreement,

“Cumulative EPS” means the sum of the EPS for each fiscal year of the Company or portion thereof in the Performance Period.

“Earnings Per Share” or “EPS” for any period means the Company’s “adjusted net income” for such period, as publicly reported by the Company, divided by the average number of fully diluted shares of Common Stock outstanding in such period, as publicly reported by the Company.

“EPS Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Earnings Per Share performance goal set forth in the below table.

Performance Level	Cumulative EPS	Percent of Target Goal	EPS Performance Percentage
Below Threshold	Below $3.98	Below 75%	0%
Threshold	$3.98	75%	50%
	Between $3.98 and $5.31		Linearly interpolate between 50% and 100%
Target	$5.31	100%	100%
	Between $5.31 and $6.64		Linearly interpolate between 100% and 200%
Maximum	$6.64 (or higher)	125%	200%

4.    Relative Total Shareholder Return Performance Goal

For purpose of this Agreement,
“Beginning Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days ending on the trading date immediately preceding the first day of the Performance Period.

“Ending Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days up to and including (if a trading day) the last day of the Performance Period.

“Peer Group” means the companies that comprise the S&P Composite 1500 Health Care Index. Companies that are members of the index at the beginning of the Performance Period that subsequently cease to be listed in the index as a result of acquisitions, mergers or combinations involving such companies shall be excluded from the Peer Group. Companies that are members of the index at the beginning of the Performance Period that subsequently file for bankruptcy during the Performance Period shall be treated as worst performers for purposes of the Relative Total Shareholder Return Performance Goal calculation.

Exhibit 10.44

“Relative Total Shareholder Return” or “RTSR” means the quotient equal to (i) the Ending Stock Price minus the Beginning Stock Price plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by the applicable issuer during the Performance Period, divided by (ii) the Beginning Stock Price. Relative Total Shareholder Return expressed as a formula shall be as follows:

Relative Total Shareholder Return	=	(Ending Stock Price - Beginning Stock Price + Assumed Dividend Reinvestment) Beginning Stock Price

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Performance Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return.

“RTSR Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Relative Total Shareholder Return Performance Goal set forth in the below table.

RTSR Percentile Rank Relative to RTSR of Peer Group	Performance Level	RTSR Performance Percentage
Below 25th Percentile	Below Threshold	0%
25th Percentile	Threshold	50%
Between 25th Percentile and Median		Linearly Interpolate Between 50% and 100%
Median	Target	100%
Between Median and 75th Percentile		Linearly Interpolate Between 100% and 150%
75th Percentile and Above	Maximum	150%